Exhibit 12

GODFREY & KAHN, S.C.
Attorneys at Law
780 North Water Street
Milwaukee, Wisconsin 53202
Tel. (414) 273-3500
Fax (414) 273-5198

February 1, 2002

Board of Directors
Oak Ridge Funds, Inc.
c/o Oak Ridge Investments, LLC
10 South LaSalle St., Suite 1050
Chicago, IL 60603

Board of Trustees
Universal Capital Investment Trust
100 South Wacker Dr., Suite 2100
Chicago, IL 60606

Gentlemen:

      We have been requested to render this opinion concerning certain matters of federal income tax law in connection with the proposed acquisition of all or substantially all of the assets (the "Universal Fund Assets") of Universal Capital Growth Fund (the "Universal Fund"), a series of Universal Capital Investment Trust ("Universal Trust"), a Massachusetts business trust, by Oak Ridge Large Cap Equity Fund (the "Large Cap Fund"), a series of Oak Ridge Funds, Inc. ("Oak Ridge"), a corporation organized and existing under the laws of the State of Maryland, in exchange for Class A shares of the Large Cap Fund ("Large Cap Fund Shares") equal in value to the Universal Fund Assets pursuant to the applicable corporate laws of the State of Illinois (the "Asset Acquisition"), and in accordance with that certain Agreement and Plan of Reorganization between the Universal Fund and the Large Cap Fund for the Asset Acquisition dated as of __________ (the "Agreement").

      Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

      We have acted as counsel to Oak Ridge in connection with the Asset Acquisition. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times including on the anticipated Closing Date, of the statements, covenants, conditions, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

1.	The Agreement;

2.

The Registration Statement of Oak Ridge on Form N-14 as filed with the Securities and Exchange Commission on November 30, 2000 (the "Registration Statement") and the combined Proxy Statement and Prospectus of the Universal Fund and the Large Cap Fund;

3.	Certificates of certain officers of Oak Ridge and Universal Trust as to the satisfaction of various conditions for the Asset Acquisition under the Agreement; and

4.

Such other instruments and documents related to the formation, organization and operation of the Large Cap Fund and the Universal Fund or the consummation of the Asset Acquisition and the transactions contemplated thereby as we have deemed necessary or appropriate.

      In connection with rendering this opinion, we have assumed (and are relying thereon, without any independent investigation or review thereof) that:

1.

Original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents or the forms thereof included in the Registration Statement, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; and

2.	The Asset Acquisition will be consummated pursuant to the Agreement and as described in the Registration Statement.

      Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that for federal income tax purposes:

(a)      The transfer to the Large Cap Fund of all or substantially all of the assets of the Universal Fund in exchange solely for Large Cap Fund Shares and the assumption by the Large Cap Fund of all of the liabilities of the Universal Fund, followed by the distribution of Large Cap Fund Shares to Universal Fund shareholders in exchange for their shares of the Universal Fund in complete liquidation of the Universal Fund, will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Code, and the Large Cap Fund and the Universal Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

(b)      In accordance with Section 361(a) of the Code, no gain or loss will be recognized by the Universal Fund upon the transfer of the Universal Fund Assets to the Large Cap Fund in exchange for Large Cap Fund Shares and the assumption by the Large Cap Fund of liabilities of the Universal Fund or upon the distribution (whether actual or constructive) of the Large Cap Fund Shares to the Universal Fund's shareholders in exchange for their shares of the Universal Fund under Section 361(c) of the Code.

(c)      In accordance with Section 362(b) of the Code, the basis of the assets of the Universal Fund in the hands of the Large Cap Fund will be the same as the basis of such assets of the Universal Fund immediately prior to the transfer.

(d)      The holding period of the assets of the Universal Fund in the hands of the Large Cap Fund will include the period during which such assets were held by the Universal Fund.

(e)      Under Section 1032 of the Code, no gain or loss will be recognized by the Large Cap Fund upon the receipt of the assets of the Universal Fund in exchange for Large Cap Fund Shares and the assumption by the Large Cap Fund of the liabilities of the Universal Fund.

(f)      In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by the Universal Fund shareholders upon the receipt of Large Cap Fund Shares solely in exchange for their shares of the Universal Fund as part of the transaction.

(g)      In accordance with Section 358 of the Code, the basis of the Large Cap Fund Shares received by the Universal Fund shareholders will be the same as the basis of the shares of the Universal Fund exchanged therefor.

(h)      In accordance with Section 1223 of the Code, the holding period of Large Cap Fund Shares received by the Universal Fund shareholders will include the holding period during which the shares of the Universal Fund exchanged therefor were held, provided that at the time of the exchange the shares of the Universal Fund were held as capital assets in the hands of the Universal Fund shareholders.

      In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1.

Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position. No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Asset Acquisition. Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, may adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

2.

Our opinion concerning certain of the federal tax consequences of the Asset Acquisition is limited to the specific federal tax consequences presented above. No opinion is expressed as to any transaction other than the Asset Acquisition, including any transaction undertaken in connection with the Asset Acquisition. In addition, this opinion does not address any other federal, estate, gift, state, local or foreign tax consequences that may result from the Asset Acquisition.

3.

Our opinion is void and may not be relied upon if (a) all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or (b) all of the representations, warranties, covenants, conditions, statements and assumptions upon which we relied are not true and accurate at all relevant times.

4.

This opinion is being delivered solely for the purpose of satisfying the requirements set forth in Section 9.5 of the Agreement. This opinion may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent. We consent to the use of this opinion as an exhibit to the Registration Statement on Form N-14 under which the Large Cap Fund shares will be registered.

Very truly yours,

GODFREY & KAHN, S.C.